Exhibit 4.1

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

[1295 State Street

Springfield, MA 01111-0001]

[1-800-272-2216]

Massachusetts Mutual Life Insurance Company (referred to as “We, Us and Our”) issued this Contract to the Owner (referred to as “You and Your”) at Our Home Office, [1295 State Street, Springfield, Massachusetts 01111-0001,] on the Issue Date. We issued this Contract in exchange for the Purchase Payment. We will make Annuity Payments in accordance with the provisions of this Contract.

RIGHT TO EXAMINE CONTRACT: [You may return this Contract for any reason within ten (10) calendar days after You receive it. You may return it to Us at Our Annuity Service Center or to the Agent who sold it. We will void the Contract as if it had never been in force, after You return it to Us. We will refund the Purchase Payment amount allocated to the General Account and the value of the Purchase Payment amount allocated to the Separate Account, reduced by any amounts withdrawn or Annuity Payments made, within seven days after We receive the Contract.]

THIS IS A LEGAL CONTRACT BETWEEN YOU AND US

PLEASE READ YOUR CONTRACT CAREFULLY

[ABCDE]	[ABC]

[SECRETARY]	[PRESIDENT]

INDIVIDUAL SINGLE PREMIUM IMMEDIATE

FIXED AND VARIABLE ANNUITY CONTRACT

Non-Participating

ANNUITY PAYMENTS ARE PAYABLE ON THE FIRST ANNUITY PAYMENT DATE.

ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH PAYMENTS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

TABLE OF CONTENTS

CONTRACT SCHEDULE	4

DEFINITIONS	5

PURCHASE PAYMENT PROVISIONS	8
Purchase Payment	8
Allocation of Purchase Payment	8

GENERAL ACCOUNT PROVISIONS	8
General Account	8

SEPARATE ACCOUNT PROVISIONS	8
Separate Account	8
Valuation of Assets	8
Mortality and Expense Risk Charge	9
Administrative Charge	9

TRANSFER PROVISIONS	9
Transfers	9

ANNUITY PROVISIONS	10
Annuity Payments	10
Fixed Annuity	10
Variable Annuity	10
Variable Annuity Units	10
Variable Annuity Payments	10
Variable Annuity Unit Value	11

DEATH PROVISIONS	12
Death Before the First Annuity Payment Date	12
Death on or after the First Annuity Payment Date	12
Notification and Payment Requirements upon Death	13
Beneficiary	13
Change of Beneficiary	14

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS	14
Annuitant	14
Joint Annuitant	14
Owner	14
Joint Owner	14
Assignment of the Contract	14

GENERAL PROVISIONS	15
The Contract	15
Contract Changes by Us	15
Contract Changes by You	15
Contract Termination	15
Evidence of Age and Survival	15

Incontestability	15
Misstatement Of Age or Sex	15
Non-Business Days	16
Non-Participating Contract	16
Premium and Other Taxes	16
Protection of Proceeds	16
Regulatory Requirements	16
Reports	16
Suspension or Deferral of Payments Provision	16

INSERT SCHEDULE PAGES 4A+ HERE

DEFINITIONS

AGE. This is the Annuitant’s Age, or the Joint the Annuitant’s Age, if applicable on his/her birthday nearest the date for which age is being determined.

ANNUAL CONTRACT MAINTENANCE CHARGE. We deduct an Annual Contract Maintenance Charge from the Annuity Payments or Commuted Value to reimburse Us for expenses relating to maintenance of this Contract. The Annual Contract Maintenance Charge is shown on the Contract Schedule.

ANNUITANT. This is a person You name as the primary person upon whose life Annuity Payments are to be made.

ANNUITY OPTIONS. These are the options available for Annuity Payments. The Annuity Option selected by You is shown on the Contract Schedule.

ANNUITY PAYMENTS. The series of payments that will be made pursuant to any Annuity Option selected. The initial amount of the periodic payment is shown on the Contract Schedule.

ANNUITY SERVICE CENTER. The office indicated on the Contract Schedule of this Contract, or other location(s) specified by Us, to which notices, requests and the Purchase Payment must be sent. All sums payable by Us under this Contract are payable only from the Annuity Service Center or other location(s) specified by Us.

ANNUITY UNIT. A unit of measure used to determine the amount of each Variable Annuity Payment after the Annuity Date.

BENEFICIARY. The person(s) or entity(ies) that You designate to receive payment(s), if any, as provided by the Death Provisions of this Contract.

COMMUTED VALUE. This equals the present value of remaining Annuity Payments that are converted into a lump sum. The Commuted Value may be available under certain Annuity Options as specified on the Contract Schedule, for withdrawals, if applicable, and as provided in the Death Provisions. The Commuted Value is calculated using the Commuted Value Formula shown on the Contract Schedule.

CONTRACT ANNIVERSARY. This is the anniversary of the Issue Date of this Contract.

CONTRACT SCHEDULE DATE. This is the effective date of any Contract Schedule. A Contract Schedule bearing the latest Schedule Date will supersede all previous Contract Schedules.

CONTRACT YEAR. The first Contract Year is the annual period that begins on the Issue Date. Subsequent Contract Years begin on each anniversary of the Issue Date.

ELIGIBLE INVESTMENT. An investment entity into which assets of the Separate Account will be invested.

FIRST ANNUITY PAYMENT DATE. This is the date on which the first Annuity Payment will be made to a Payee. The First Annuity Payment Date is shown on the Contract Schedule.

FIXED ANNUITY. This is a series of guaranteed payments that will not change based on investment performance.

GENERAL ACCOUNT. This is Our general investment account, which contains all of Our assets with the exception of Our separate accounts.

ISSUE DATE. This is the effective date of this Contract.

JOINT ANNUITANT. This is a second person You name, if any, other than the Annuitant upon whose life Annuity Payments are to be made.

JOINT OWNER. Joint Owners can own the Contract. The signatures of all Owners will be required to exercise any contractual right. The Contract cannot be jointly owned by an individual and a non-natural person.

MINIMUM ALLOWABLE FIXED AND VARIABLE ANNUITY PAYMENT. This is the minimum Annuity Payment that We will permit. This will not apply to any survivor Annuity Payment reductions for Joint and Survivor Annuity Payments, or as a result of market performance.

OWNER. Referred to as You and Your herein, and is the person(s) or entity(ies) entitled to the ownership rights stated in this Contract.

PAYEE. The Payee is the recipient of the Annuity Payments designated by You. You may specify a different Payee by Written Request. The number of permissible Payees is subject to Our approval.

PREMIUM TAX. A tax imposed by certain states and other jurisdictions when a Purchase Payment is made.

PURCHASE PAYMENT. A payment made by or on behalf of You as consideration for this Contract.

SEPARATE ACCOUNT. Our Separate Account(s) are designated on the Contract Schedule.

SERIES. A segment of an Eligible Investment that constitutes a separate and distinct class of shares into which assets of a Sub-Account will be invested.

SUB-ACCOUNT. Separate Account assets are divided into Sub-Accounts that are listed on the Contract Schedule. Assets of each Sub-Account will be invested in shares of an Eligible Investment or a Series of an Eligible Investment.

VALUATION DATE. Each day on which Massachusetts Mutual Life Insurance Company, the New York Stock Exchange (NYSE) and the Eligible Investments are open for business.

VALUATION PERIOD. The period of time beginning at the close of business of the NYSE on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ANNUITY. An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Separate Account.

WRITTEN NOTICE. Any notice that We send to You will be sent to Your last known address, unless You request otherwise by Written Request. You must promptly provide Us with notice of any address change.

WRITTEN REQUEST. A request in writing, in a form satisfactory to Us, which is received by Our Annuity Service Center. We may consent to receiving requests by recorded line at our Annuity Service Center.

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENT. The Purchase Payment is the premium paid by You for which this Contract is issued. The Purchase Payment is due on the Issue Date and is subject to the minimum and maximum amounts shown on the Contract Schedule. We reserve the right to reject any Purchase Payment that does not conform to the Purchase Payment requirements shown on the Contract Schedule or that does not comply with state or federal laws. No additional Purchase Payment may be made after the initial Purchase Payment.

ALLOCATION OF PURCHASE PAYMENT. The allocation of the Purchase Payment is made in accordance with the selection made by You at the time the Contract is issued. Allocation of the Purchase Payment is subject to the Allocation Guidelines shown on the Contract Schedule. We reserve the right to allocate the Purchase Payment to the Money Market Sub-Account until the expiration of the Right to Examine Contract period.

GENERAL ACCOUNT PROVISIONS

GENERAL ACCOUNT. You can elect to have the Purchase Payment allocated to the General Account, subject to any restrictions outlined on the Contract Schedule. You can transfer from the Separate Account to the General Account and from the General Account to the Separate Account, subject to the Transfer Provisions section of this Contract.

SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT. The Separate Account is designated on the Contract Schedule and consists of assets set aside by Us, which are kept separate from that of the general assets and all other separate account assets of Ours. The assets of the Separate Account equal to reserves and other liabilities will not be charged with liabilities arising out of any other business We may conduct.

The Separate Account assets are divided into Sub-Accounts. The Sub-Accounts that are available under this Contract are listed on the Contract Schedule. The assets of the Sub-Accounts are allocated to the Eligible Investment(s) and the Series, if any, within an Eligible Investment. We may, from time to time, add additional Eligible Investments or Series. You may be permitted to transfer Commuted Values to the additional Eligible Investments or Series. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by Us.

Should the shares of any such Eligible Investment(s) or any Series within an Eligible Investment become unavailable for investment by the Separate Account, or We deem further investment in these shares inappropriate, or for other reasons We deem necessary, subject to obtaining required regulatory approval, We may limit further purchase of such shares or may substitute shares of another Eligible Investment or Series for shares already purchased under this Contract.

VALUATION OF ASSETS. The assets of the Separate Account are valued at their fair market value in accordance with Our procedures.

MORTALITY AND EXPENSE RISK CHARGE. Each Valuation Period, We deduct a Mortality and Expense Risk Charge from each Sub-Account of the Separate Account that is equal, on an annual basis, to the amount shown on the Contract Schedule. The Mortality and Expense Risk Charge compensates Us for assuming the mortality and expense risks under this Contract.

ADMINISTRATIVE CHARGE. Each Valuation Period, We deduct an Administrative Charge from each Sub-Account of the Separate Account that is equal, on an annual basis, to the amount shown on the Contract Schedule. The Administrative Charge compensates Us for the costs associated with the administration of this Contract and the Separate Account.

TRANSFER PROVISIONS

TRANSFERS. You may make transfers, by Written Request, as follows:

1.	You may make transfers between Sub-Accounts and the General Account, subject to any limitations imposed by Us on the number of transfers that can be made, shown on the Contract Schedule. If more than the number of free transfers has been made, We will deduct a Transfer Fee, shown on the Contract Schedule, for each subsequent transfer permitted. The Transfer Fee will be deducted from the amount(s) to be transferred on the date the transfer is made.

2.	Transfers between Sub-Accounts will be made by converting the number of Annuity Units being transferred to the number of Annuity Units of the Sub-Account to which the transfer is made, so that the next Annuity Payment, if it were made at that time, would be the same amount that it would have been without the transfer. Thereafter, Annuity Payments will reflect changes in the value of the new Annuity Units.

Transfers to the General Account are only allowed after the first Contract Year. The amount transferred to the General Account from a Sub-Account will be based on the value of the payments being transferred from that Sub-Account. Transfers to the General Account will be made by converting the Annuity Units being transferred to purchase Fixed Annuity Payments under the Annuity Option in effect and based on the Age of the Annuitant and the current annuity purchase rates then in effect at the time of the transfer.

The amount transferred to the Sub-Account(s) from the General Account will be based on the Commuted Value of all future payments being transferred from the General Account. The amount transferred to the Sub-Accounts will be used to purchase Annuity Units of the Sub-Account(s) to which the transfer is made. Thereafter, Annuity Payments will reflect changes in the value of the new Annuity Units.

3.	We reserve the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privilege described above.

If You elect to use this transfer privilege, We will not be liable for transfers made in accordance with Your instructions. All amounts and Annuity Unit Values will be determined as of the end of the Valuation Period during which the request for transfer is received at the Annuity Service Center.

ANNUITY PROVISIONS

ANNUITY PAYMENTS. We will make periodic Annuity Payments as elected by You to the Payee beginning on the First Annuity Payment Date, subject to all of the following:

1.	No payment upon death has become payable as provided in the Death Provisions.

2.	The Payee is the recipient of the Annuity Payments designated by You. You may specify a different Payee by Written Request. The number of permissible Payees is subject to Our approval.

3.	Annuity Payments will be payable monthly. A different payment schedule may be allowed if agreed to by You and Us at the time of Application. If any Annuity Payment is less than the Minimum Allowable Fixed and Variable Annuity Payment shown on the Contract Schedule, We reserve the right to change the payment basis to equivalent quarterly, semi-annual or annual payments. You may not change the frequency or scheduled payment date of Annuity Payments.

4.	If the amount of the Annuity Payment will depend on the Age or sex of the Annuitant, We reserve the right to ask for adequate proof of the Annuitant’s (or Joint Annuitant’s, if any) Age and sex. We reserve the right to delay Annuity Payments until acceptable proof is received.

5.	The First Annuity Payment must be made within 1 year of the Issue Date.

FIXED ANNUITY. A Fixed Annuity provides for payments that do not fluctuate based on investment performance.

VARIABLE ANNUITY. A Variable Annuity provides for payments that may fluctuate based on the investment performance of the Sub-Accounts of the Separate Account.

VARIABLE ANNUITY UNITS. Annuity Units shall be used to account for all amounts allocated to or withdrawn from the Sub-Accounts of the Separate Account as a result of the Purchase Payment, withdrawals, transfers, or fees and charges. We will determine the number of Annuity Units of a Sub-Account purchased, withdrawn or transferred once We receive the necessary information to completely process the transaction. This will be done by dividing the amount allocated to (or the amount withdrawn from) the Sub-Account by the dollar value of one Annuity Unit of the Sub-Account as of the end of the Valuation Period during which the request for the transaction is received at Our Annuity Service Center.

VARIABLE ANNUITY PAYMENTS. The dollar amount of each Variable Annuity payment depends on the number of Annuity Units credited to that Annuity Option, and the value of those Units. The number of Annuity Units is determined as follows:

1.	The number of Annuity Units credited in each Sub-Account will be determined by dividing the product of the amount to be applied to the Sub-Account and the annuity purchase rate by the value of one Annuity Unit in that Sub-Account on the Issue Date.

2.	For each Sub-Account, the amount of each Annuity Payment equals the product of the number of Annuity Units and the Annuity Unit Value on the payment determination date (5 days prior to any scheduled annuity payment date). The amount of each payment may vary.

VARIABLE ANNUITY UNIT VALUE. The value of any Annuity Unit for each Sub-Account of the Separate Account was arbitrarily set initially at $10.

The Sub-Account Annuity Unit Value at the end of any subsequent Valuation Period is determined as follows:

1.	The Net Investment Factor for the current Valuation Period is multiplied by the value of the Annuity Unit for the Sub-Account for the immediately preceding Valuation Period.

2.	The result in (1) is then divided by an assumed investment rate factor. The assumed investment rate factor equals 1.00 plus the Assumed Investment Rate for the number of days since the preceding Valuation Date. The Assumed Investment Rate is an effective annual rate specified in the Contract Schedule.

The Net Investment Factor for each Sub-Account is determined by dividing A by B and subtracting C where:

A is	(i) the net asset value per share of the Eligible Investment or Series of an Eligible Investment held by the Sub-Account for the current Valuation Period; plus

(ii) any dividend per share declared on behalf of such Eligible Investment or Series that has an ex-dividend date within the current Valuation Period; less

(iii) the cumulative charge or credit for taxes reserved which is determined by Us to have resulted from the operation or maintenance of the Sub-Account.

B is	the net asset value per share of the Eligible Investment or Series of an Eligible Investment held by the Sub-Account for the immediately preceding Valuation Period.

C is	the cumulative unpaid charge for the Mortality and Expense Risk Charge, and the Administrative Charge that are shown on the Contract Schedule.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

DEATH PROVISIONS

DEATH BEFORE THE FIRST ANNUITY PAYMENT DATE.

Death of Owner.

•	If any Owner who is not an Annuitant dies, the surviving Owner, if any, will retain the ownership of the Contract. If there is no surviving Owner, the Beneficiary will become the Owner.

•	Annuity Payments as specified in the Annuity Option on the Contract Schedule will be paid to the Payee.

Death of Annuitant.

If the Annuitant dies and:

•	there is a surviving Joint Annuitant, the Annuity Payments will be adjusted so that they equal what would have been paid under a single life annuity.

•	there is no surviving Joint Annuitant, the Owner (or Beneficiary if the Owner is deceased) may elect by Written Request to receive:

•	a refund of the Purchase Payment; or

•	the guaranteed Annuity Payments, if any, as specified in the Annuity Option on the Contract Schedule.

DEATH ON OR AFTER THE FIRST ANNUITY PAYMENT DATE

Death of Owner.

•	If any Owner who is not an Annuitant dies, the surviving Owner, if any, will retain the ownership of the Contract. If there is no surviving Owner, the Beneficiary will become the Owner.

•	The remaining Annuity Payments, if any, as specified in the Annuity Option shown on the Contract Schedule will continue to be paid to the Payee.

Death of Annuitant.

If the Annuitant dies and:

•	there is a surviving Joint Annuitant, the remaining Annuity Payments, if any, as specified in the Annuity Option shown on the Contract Schedule will continue to be paid to the Payee.

•	there is no surviving Joint Annuitant, the Beneficiary will assume all rights of ownership, and the previously designated Owner will no longer have any rights under the Contract. The remaining Annuity Payments, if any, as specified in the Annuity Option shown on the Contract Schedule will be paid to the Beneficiary, or to any Payee designated by the Beneficiary.

NOTIFICATION AND PAYMENT REQUIREMENTS UPON DEATH.

We will determine the death proceeds and commence payment as of the date We receive both due proof of death and an election of the payment method. Due proof of death will be one of the following:

1.	a certified death certificate; or

2.	a certified decree of a court of competent jurisdiction as to the finding of death; or

3.	any other proof satisfactory to Us.

We will pay all death payments in compliance with applicable state and federal laws. This includes but is not limited to compliance with applicable Internal Revenue Code (IRC) requirements, as amended from time to time, and in particular, IRC sections 72(s) and section 401(a)(9), if applicable. Compliance with these IRC sections may require a reduction in the period over which payments are made, with a corresponding increase in the payment amount, including the payment of a lump sum.

BENEFICIARY. You designate the Beneficiary(ies) in the Application for the Contract. The Beneficiary designation in effect on the Issue Date will remain in effect until changed by You. You may designate Beneficiaries as irrevocable by Written Request. If an irrevocable Beneficiary is named, a change of Beneficiary requires the consent of the irrevocable Beneficiary. You will retain all other contractual rights.

Upon the death of the last surviving Annuitant, if there is more than one Beneficiary, they will assume ownership rights of the Contract in proportion to their designated Beneficiary allocation. If no Beneficiary allocations are designated, they will assume ownership in equal proportions. We may at Our discretion give separate ownership rights to each Beneficiary. Any Annuity Payments paid to the Beneficiary are subject to the Minimum Allowable Fixed and Variable Annuity Payment shown on the Contract Schedule. For tax reporting purposes, We will report to each Beneficiary in proportion to their designated Beneficiary allocation.

Upon the death of the last surviving Owner who is not the Annuitant, if there is more than one Beneficiary, they will assume ownership rights of the Contract in equal proportions, regardless of any designated Beneficiary allocations. We may at Our discretion give separate ownership rights to each Beneficiary. Written consent of all Owners will be required to exercise any Contract right. Any Annuity Payments paid to the Beneficiary are subject to the Minimum Allowable Fixed and Variable Annuity Payment shown on the Contract Schedule. For tax reporting purposes, We will report to each Beneficiary in proportion to their designated Beneficiary allocation.

Unless You designated specific Beneficiary allocations, any payment upon death will be paid in equal shares to the survivor(s) as follows:

1.	to the Joint Owner (default Primary Beneficiary); or if there is none,

2.	to the Primary Beneficiary(ies) who survive(s) Your death and/or the Annuitant’s death, as applicable; or if there are none

3.	to the Contingent Beneficiary(ies) who survive(s) Your death and/or the Annuitant’s death, as applicable; or if there are none

4.	to You if the Contract is owned by a non-natural person, or to Your estate.

Upon the death of the last surviving Annuitant, if one (or more) of the Beneficiaries is deceased and the allocation is in equal shares, the deceased Beneficiary’s allocation will be evenly divided amongst the remaining Beneficiaries. If the percentage allocation is unequal (example: 50%, 30%, 20%), then the deceased Beneficiary’s percentage will be divided proportionately amongst the remaining Beneficiaries.

Upon the Death of the last surviving Annuitant, and unless otherwise indicated, the Beneficiary may elect to receive the Commuted Value of any remaining Period Certain Annuity Payments, if applicable. A Beneficiary’s right to receive the Commuted Value may have been restricted by the Owner.

CHANGE OF BENEFICIARY. You may change the Primary Beneficiary(ies) or Contingent Beneficiary(ies), subject to the rights of any irrevocable Beneficiary(ies). Your right to change the Beneficiary ends on the death of the last surviving Annuitant. You must submit a Written Request for any permissible change. The change will take effect as of the date the Written Request is signed. We will not be liable for any payment made or action taken before We record the change.

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

ANNUITANT. The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by You at the Issue Date and may not be changed.

JOINT ANNUITANT. The Joint Annuitant is the second person on whose life Annuity Payments are based. The Joint Annuitant is the person designated by You at the Issue Date and may not be changed.

OWNER. You have all ownership rights under this Contract while the Annuitant(s) are still alive. The Owner is designated as such on the Issue Date, unless changed. Written consent of all Owners will be required to exercise any Contract right.

You may change the Owner with Our consent at any time by Written Request. A change of Owner will automatically revoke any prior Owner designation. The change will become effective as of the date the Written Request is signed. A new designation of Owner will not apply to any payment made or action taken by Us before the time it was received. A Beneficiary who assumes ownership rights upon death of the last surviving Annuitant does not have the right to change the Owner.

JOINT OWNER. Joint Owners can own the Contract. The signatures of all Owners will be required to exercise any contractual right. The Contract cannot be jointly owned by an individual and a non-natural person.

ASSIGNMENT OF THE CONTRACT. You may not assign this Contract as collateral to another person or entity.

GENERAL PROVISIONS

THE CONTRACT. The entire Contract consists of this Contract, the application, if any, and any riders, amendments or endorsements attached to this Contract.

CONTRACT CHANGES BY US. We reserve the right to amend this Contract to meet the requirements of any applicable federal or state laws or regulations, or as otherwise provided in this Contract. We will notify You by Written Notice of such amendments.

Any changes that We make to this Contract must be signed by an authorized officer of Massachusetts Mutual Life Insurance Company. Our Agents have no authority to alter or modify any of the terms, conditions, or agreements of this Contract, or to waive any of its provisions.

CONTRACT CHANGES BY YOU. You may, subject to Our underwriting rules then in effect and in accordance with the provisions of this Contract, by Written Request:

1.	change the Owner;

2.	change the Beneficiary pursuant to any restricted beneficiary limits; or

3.	change the Payee.

We will not be responsible for the tax consequences of any such change.

CONTRACT TERMINATION. This Contract will terminate upon the occurrence of any of the following events:

1.	the date of the last Annuity Payment;

2.	the date of the last payment upon death to the last Beneficiary; or

3.	the date the Contract is returned under the Right to Examine Contract provision.

EVIDENCE OF AGE AND SURVIVAL. We may require proof of Age of the Annuitant(s) before Annuity Payments begin. In addition, we may require proof that any person(s) on whose life Annuity Payments are made is alive. We reserve the right to discontinue Annuity Payments until satisfactory proof is received.

INCONTESTABILITY. We cannot contest this Contract during Your lifetime or the Annuitant’s lifetime after it has been in force for a period of two years from the Issue Date.

MISSTATEMENT OF AGE OR SEX. If the Annuitant’s Age or sex or any relevant fact has been incorrectly stated, the Annuity Payment payable will be that which would have been purchased based on the correct information. Any overpayments/underpayments by Us on account of misstatement of Age or sex shall be charged/credited against the payment(s) after the correction with interest at 3%.

For any other value for which Age or sex has been incorrectly stated, such values will be adjusted to reflect the correct Age and sex. If the Annuity Option in effect would not have been available based on the correct information, we reserve the right to terminate the Contract. Upon termination, We will return the Purchase Payment amount allocated to the General Account and the value of the Purchase Payment allocated to the Separate Account (less any prior withdrawals and Annuity Payments paid) to You.

NON-BUSINESS DAYS. If the due date for any activity required by the Contract falls on a non-business day, the activity will be performed on the first business day following such due date.

NON-PARTICIPATING CONTRACT. This Contract is non-participating and will not share in any surplus earnings of the Company. No dividends are payable on this Contract.

PREMIUM AND OTHER TAXES. We may deduct any Premium Taxes relating to this Contract from the Purchase Payment or Annuity Payments when incurred. We will, in Our sole discretion, determine when Premium Taxes are the result of a Purchase Payment or Annuity Payments. We may pay such Premium Taxes when due and deduct that amount from the Annuity Payments at a later date. Payment at an earlier date does not waive any right We may have to deduct amounts at a later date. We will deduct any withholding taxes if We are required by applicable law.

PROTECTION OF PROCEEDS. All payments under this Contract shall be free from legal process and the claim of any creditor if the person is entitled to them under this Contract, to the extent permitted by law. No payment and no amount under this Contract can be taken or assigned in advance of its payment date unless We receive Your written consent.

REGULATORY REQUIREMENTS. No values payable under this Contract will be less than the minimum benefits required by the laws and regulations of the state in which the Contract is issued.

REPORTS. We will provide a confirmation statement for any Annuity Payments, transfers or withdrawals made. We will also provide any other information required by state or federal law.

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION. We reserve the right to suspend or postpone payments for a withdrawal or transfer for any period when:

1.	the New York Stock Exchange is closed (in addition to customary weekend and holiday closings);

2.	trading on the New York Stock Exchange is restricted;

3.	an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account’s net assets; or

4.	during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in 2 and 3 exist.

We reserve the right to suspend or postpone payments for a withdrawal, if applicable, or transfer of the Commuted Value, from the General Account for a period of up to six months, subject to State Insurance Department approval, if applicable.

Notice of Annual Meeting

You are hereby notified that by virtue of this Contract You are a member of Massachusetts Mutual Life Insurance Company and are entitled to vote either in person or by proxy at any and all meetings of said company. The annual meetings are held at [Our Home Office, in Springfield, Massachusetts, on the second Wednesday of April in each year at 2 o’clock p.m.]

INDIVIDUAL SINGLE PREMIUM IMMEDIATE

FIXED AND VARIABLE ANNUITY CONTRACT

Non-Participating

ANNUITY PAYMENTS ARE PAYABLE ON THE FIRST ANNUITY PAYMENT DATE.

ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH PAYMENTS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

Exhibit 4.2

CONTRACT SCHEDULE

PRODUCT: [MassMutual RetireEase SelectSM]

CONTRACT NUMBER:

ISSUE DATE:

CONTRACT SCHEDULE DATE:

FIRST ANNUITY PAYMENT DATE:

OWNER:

JOINT OWNER:

ANNUITANT:

AGE & SEX:

JOINT ANNUITANT:

AGE & SEX:

PURCHASE PAYMENT

Amount applied for Fixed Annuity Payments: [$30,000.00]

Amount applied for Variable Annuity Payments: [$70,000.00]

Minimum and Maximum Purchase Payment: The minimum Purchase Payment We will accept is [$10,000]. The maximum Purchase Payment We will accept is [$1,500,000 for Annuitant(s) up to and including Age [75] on the Issue Date]; the maximum Purchase Payment We will accept is [$500,000] for Annuitant(s) Age [76] or older on the Issue Date, or for any non-natural Owner. A Purchase Payment greater than these amounts must be pre-approved by Us. For Joint Annuitants, Age refers to the oldest Joint Annuitant.

Allocation Guidelines: You may have the Purchase Payment allocated to the General Account and Separate Account(s) subject to the conditions imposed on such allocations by Us. The allocation of any Net Purchase Payment to the General Account will be limited to [70%] of the total Net Purchase Payment. If the Purchase Payment and properly completed forms required to issue a Contract are received by Us, the Purchase Payment will be credited to the Contract within two (2) business days after receipt at the Annuity Service Center.

[Election of the MassMutual Payment ProtectorSM Rider requires participation in Our asset allocation program.]

4A

CONTRACT SCHEDULE (continued)

TRANSFERS

Transfers: All transfers are subject to the conditions imposed on such transfers by Us as provided by the Contract.

You may make transfers to the General Account after the first Contract Year. You may make [1] transfer per Contract Year from the General Account to the Sub-Account(s). Transfers between Sub-Accounts are not limited except as provided in the paragraph below.

[If You have elected the MassMutual Payment ProtectorSM Rider, transfer allocations are subject to the participation limits in Our asset allocation program.] Transfers are not permitted from the General Account to the money market Sub-Account. We reserve the right to limit transfers when the transfer privilege is being exercised to the detriment of other Owners. We also reserve the right to refuse any transfer requests for market timing purposes. We further reserve the right, to limit the number of transfers or modify permissible transfers in the future.

Free Transfers: [12] per Contract Year, excluding any transfer from the General Account to the Separate Account. All transfers made during a Valuation Period are deemed to be one transfer.

Transfer Fee: The Transfer fee will not exceed [$20] for each transfer in excess of the Free Transfers.

4B

CONTRACT SCHEDULE (continued)

ANNUITY

Annuity Option: [You have chosen a Single Life Annuity with a Period Certain for 50 Years and with MassMutual Inflation ProtectorSM. We will make the Annuity Payments for the life of the Annuitant, beginning on the First Annuity Payment Date. Annuity Payments cease upon the death of the Annuitant, subject to the Period Certain guarantee. No other benefit is payable as a result of the death of the Annuitant.

The Period Certain guarantees that if the Annuitant dies before the end of the Period Certain, Annuity Payments will continue to be paid at the same frequency then in effect to the Beneficiary(ies), until the end of the Period Certain.

MassMutual Inflation ProtectorSM guarantees that on each anniversary of the First Annuity Payment Date, We will increase the Fixed Annuity Payment then in effect by the following Fixed Annuity Payment Increase Adjustment: [1.00%] [2.00%] [3.00%] [4.00%] [compound] [simple] interest on the Fixed Annuity Payment. The MassMutual Inflation ProtectorSM benefit does not apply to any fixed payments made under the MassMutual Budget ProtectorSM Rider, if applicable. ]

Initial Fixed Annuity Payment: [$200.00]

Estimated Initial Variable Annuity Payment: [$2,000.00]

(Based on Unit Values as of the Issue Date)

[MassMutual Payment ProtectorSM Amount:] [$1,800.00]

Frequency of Annuity Payments: [Monthly]

Minimum Allowable Fixed and Variable Annuity Payment: [$100]

Assumed Investment Rate (AIR): [1.00%] [3.00%] [5.00%]

[Underwritten Annuity: This Contract has been issued with special rates based on the information provided by You during the application and underwriting process, and the amount of Purchase Payment applied. The Annuity Payments have been adjusted accordingly to reflect the special rates provided by Us.

Annuitant Rated Age: [80] [Joint Annuitant Rated Age:] [80] ]

[WITHDRAWALS

Minimum Partial Withdrawal Amount: [$5,000]

Number of Partial Withdrawals Permitted: [1 per Contract Year after the first Contract Year.] ]

4C

CONTRACT SCHEDULE (continued)

COMMUTED VALUE FORMULA

The Commuted Value is the present value of remaining Annuity Payments that are being transferred or withdrawn, in accordance with the terms and conditions of the Contract. Any partial withdrawal is subject to the Minimum Allowable Annuity Payment. Withdrawals may be subject to Surrender Charges.

For Variable Annuity Payments, the present value is determined using the Assumed Investment Rate (shown on the Contract Schedule) as of the date of the transfer or withdrawal.

For Fixed Annuity Payments, the present value is determined by using the Adjusted Contract Rate calculated as of the date of the transfer or withdrawal as follows:

Adjusted Contract Rate = Contract Rate + A – B.

Contract Rate = [XYZ.AB%] This rate is established by Us on the Issue Date.

A = the withdrawal yield determined as follows: “A” is the yield on the Constant Maturity Treasury Note as of the date we calculate the present value. The duration of that note will be equal to the number of years from the date of the calculation until the final guaranteed payment is due, divided by 2. Any resulting fraction will be rounded up to the next whole number.

B = the issue yield determined as follows: “B” is the yield on the Constant Maturity Treasury Note as of the Issue Date of the Contract. The duration of that note will be equal to the number of years from the later of the date the money was applied to the General Account or the date of the most recent Period Certain Annuity Option change, until the final payment is due, divided by 2. Any resulting fraction will be rounded up to the next whole number.

Constant Maturity Treasury Note yields are published in the daily H.15 updates by the Federal Reserve Statistical Releases. If a yield is not available for the applicable duration, rates will be interpolated. If the Constant Maturity Treasury Note yields are no longer available, We will use a substantially similar alternative.

CHARGES

Mortality and Expense Risk Charge: [Current = 1.10%; Maximum = 1.70%]

Administrative Charge: [Current = 0.15%; Maximum = 0.25%]

Annual Contract Maintenance Charge: [Current = $0.00; Maximum = $60.00].

[MassMutual Payment Protector RiderSM: [Current = 0.50%; Maximum = 1.25%]

4D

CONTRACT SCHEDULE (continued)

RIDERS	RIDER EFFECTIVE DATE
[MassMutual Budget ProtectorSM Rider]	[Not Effective] [MM/DD/YYYY]
[MassMutual Payment ProtectorSM Rider]	[Not Effective] [MM/DD/YYYY]
[Fixed & Variable Annuity Change of Period Certain Rider]	[MM/DD/YYYY]
[Fixed & Variable Annuity Withdrawal Benefit Rider]	[MM/DD/YYYY]
[Individual Retirement Annuity Rider]	[MM/DD/YYYY]
[Roth Individual Retirement Annuity Rider]	[MM/DD/YYYY]

ANNUITY SERVICE CENTER

Massachusetts Mutual Life Insurance Company

[Annuity Service Center

P.O. Box 9067

Springfield, MA 01102-9067]

[1-800-272-2216]

4E

CONTRACT SCHEDULE (continued)

INVESTMENT CHOICES

General Account

Separate Account(s): [Massachusetts Mutual Variable Annuity Separate Account 4.]

Sub-Accounts:

[AIM V.I. Financial Services

AIM V.I. Global Health Care

AIM V.I. Technology]

4F

Exhibit 4.3

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

[1295 State Street

Springfield, MA 01111-0001]

MASSMUTUAL BUDGET PROTECTORSM RIDER

This Rider modifies the Contract to which it is attached. The effective date of this rider is the Rider Effective Date shown on the Contract Schedule. In case of a conflict with any provision in the Contract, the provisions of this Rider will control. The following is hereby added to the Contract:

MASSMUTUAL BUDGET PROTECTOR BENEFIT. This benefit provides level payments during each Contract Year subject to the following conditions:

1.	On the First Annuity Payment Date and on any anniversary thereafter, the number of Annuity Income Units necessary to make the level payments for the following year will be determined. These Annuity Income Units will be redeemed from the Sub-Accounts and the value will be transferred to a segment of Our General Account for payment and credited with interest during the year.

2.	The level payment calculated on the anniversary of the First Annuity Payment Date and each anniversary thereafter could be higher or lower than the level payment for the previous year.

3.	We will adjust the level payments in future Contract Years if You elect any of the following:

•	a change of a period certain annuity, if applicable; or

•	a withdrawal, if applicable; or

•	a transfer to/from the Sub-Accounts of the Separate Account; or

•	a death payment if you have a Joint and Survivor Annuity Option with a reduced payment upon death.

The adjustment will be made proportionally based on the Sub-Accounts that You are invested in as of the date of such transaction. However, any level payment adjustment will not affect the level payments in effect for the current Contract Year, except in the event of a full withdrawal. The impact of any adjustment will be reflected in the level payment for the next Contract Year.

4.	We reserve the right to discontinue this Rider by Written Notice. If We discontinue this Rider, the level payments will continue to be made until the next anniversary of the First Annuity Payment Date.

5.	Generally, You may not discontinue this Rider. However, upon the death of the last surviving Annuitant, the Beneficiary(ies) will have the option to discontinue this Rider by Written Request.

Signed for Massachusetts Mutual Life Insurance Company by:

[ ]	[ ]

[SECRETARY]	[PRESIDENT]

Exhibit 4.4

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

[1295 State Street

Springfield, MA 01111-0001]

FIXED AND VARIABLE ANNUITY

CHANGE OF PERIOD CERTAIN RIDER

This Rider modifies the Contract to which it is attached. The effective date of this Rider is the Rider Effective Date shown on the Contract Schedule. In case of a conflict with any provision in the Contract, the provisions of this Rider will control. The following is hereby added to the Contract:

CHANGE OF PERIOD CERTAIN ANNUITY OPTION BENEFIT. Once each Contract Year after the first Contract Year, You may increase or decrease the number of remaining Period Certain Annuity Payments, by Written Request. This benefit is subject to the following conditions:

1.	If elected, the Commuted Value will be applied to the new Annuity Option to determine the new Annuity Payment. The Commuted Value will be calculated upon receipt of the Written Request.

2.	Availability is subject to state and federal laws, and is based on the minimum and maximum period certain annuity options and rates offered by Us at the time of Your request.

3.	The right to increase the number of remaining Period Certain Annuity Payments expires on the death of the last surviving Annuitant or the last surviving Owner.

4.	Any change as provided by the terms of this Rider is not allowed while the MassMutual Payment ProtectorSM Rider is in effect.

5.	If the MassMutual Budget ProtectorSM Rider is in effect, any revised period certain must be expressed in full years.

6.	Any change as provided by the terms of this Rider is subject to the Minimum Allowable Annuity Payment shown on the Contract Schedule.

Signed for Massachusetts Mutual Life Insurance Company by:

[ ]	[ ]

[SECRETARY]	[PRESIDENT]

Exhibit 4.5

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

[1295 State Street

Springfield, MA 01111-0001]

MASSMUTUAL PAYMENT PROTECTORSM RIDER

This Rider modifies the Contract to which it is attached. The effective date of this Rider is the Rider Effective Date shown on the Contract Schedule. In case of a conflict with any provision in the Contract, the provisions of this Rider will control. The following is hereby added to the Contract:

MASSMUTUAL PAYMENT PROTECTOR BENEFIT. The MassMutual Payment Protector Benefit will ensure that the Variable Annuity Payment will never be less than the MassMutual Payment Protector Amount shown on the Contract Schedule. This benefit is subject to the following conditions:

1.	Selection of this Rider requires allocation limits for the Sub-Accounts as provided in the Allocation Guidelines of the Contract Schedule.

2.	For the benefits provided by this Rider, We will deduct a MassMutual Payment Protector Charge at an annualized rate of the daily net asset value of each Sub-Account of the Separate Account specified in the Contract Schedule. This will be deducted proportionally from the Sub-Accounts of the Separate Account that You are invested in as of the date of the charge. This charge will be in addition to the amount of Mortality and Expense risk charges used in the calculation of the Net Investment Factor for this Contract. The charge for this Rider will remain in effect while the Rider is in force.

3.	If You make a transfer from the Sub-Accounts to the General Account or a partial withdrawal of the Commuted Value, such transfer or withdrawal will result in a proportionate reduction in the MassMutual Payment Protector Amount, as applicable. Such proportionate reduction is based on the percentage of the Annuity Payment withdrawn or transferred. If you make a total withdrawal of the Commuted Value of a Period Certain Annuity with no life contingencies, the MassMutual Payment Protector Amount will be reduced to zero.

4.	No transfers from the General Account to the Sub-Accounts may be made while this Rider is in effect.

5.	If you have elected a Joint and Survivor Annuity Option with a reduced payment upon death, the MassMutual Payment Protector Benefit will be adjusted proportionately during the reduced payment phase of the Contract.

You may elect to discontinue this Rider on the fifth Contract Anniversary or any subsequent Contract Anniversary. However, this Rider may not be reinstated after such election. A Written Request must be received by Us within 31 days prior to the Contract Anniversary of the year in which such discontinuance is to become effective.

Signed for Massachusetts Mutual Life Insurance Company by:

[ ]	[ ]

[SECRETARY]	[PRESIDENT]

Exhibit 4.6

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

[1295 State Street

Springfield, MA 01111-0001]

ROTH INDIVIDUAL RETIREMENT ANNUITY RIDER

(Under section 408A of the Internal Revenue Code)

This rider modifies the Contract to which it is attached so that it qualifies as a Roth Individual Retirement Annuity (Roth IRA) under Sections 408A and 408(b) of the Internal Revenue Code of 1986, as amended (Code) and the Regulations under that Section. In the case of a conflict with any provision in the Contract, the provisions of this rider will control. The effective date of this rider is the date the rider is attached to the Contract. Where appropriate, the word “certificate” shall be substituted for the word “contract”, and the word “endorsement” shall be substituted for the word “rider”. The Contract is modified as follows:

1.	The Contract Owner and the Annuitant shall be the same individual; neither may be changed and there shall be no Joint Contract Owner. Hereafter all references to the Contract Owner shall include the Annuitant.

2.	If a Joint Annuitant is designated under the Contract, that individual is required to also be the sole primary Beneficiary.

3.	If the owner of a Roth Individual Retirement Account or Annuity is deceased and the Contract has been established to continue or commence the beneficial payments, then this is an Inherited Roth IRA. If the Contract is established as an Inherited Roth IRA the beneficial owner is required to be the Annuitant and no Joint Annuitants are permitted.

4.	The interest of the Contract Owner under the Contract shall be nonforfeitable.

5.	The Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Section 408(d)(6) of the Code) to any person other than to the Company.

6.	This Contract is established for the exclusive benefit of the Contract Owner or his or her Beneficiary(ies).

7.	The only contribution permitted under the Contract will be a qualified rollover contribution as permitted by Section 408A(c)(6) of the Code from another Roth IRA (or a rollover contribution described in Section 402A(c)(3)(A)) and no qualified rollover contributions will be accepted unless they are in cash.

8.

(a)

Notwithstanding any provision of the Contract to the contrary, the distribution of the Contract Owner’s interest in the Contract shall be made in accordance with the requirements of Code Section 408(b)(3), as modified by Code Section 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under section 8(c)) must satisfy the requirements

1

of Code Section 408(a)(6), as modified by Code Section 408A(c)(5), and the regulations thereunder, rather than paragraphs (b), (c), and (d) of this section 8.

(b)	If the Contract Owner dies before his or her entire interest in the Contract is distributed to him, the remaining interest in the Contract will be distributed as follows:

(1)	If the Contract Owner’s designated Beneficiary is also the Joint Annuitant under the Contract, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death, over the life or remaining life expectancy of the designated Beneficiary, where such life expectancy is determined using the age of the Beneficiary as of his or her birthday in the year following the year of the Contract Owner’s death.

(2)	If the Contract Owner’s designated Beneficiary is not the Joint Annuitant, the Beneficiary will receive the interest under one of the following two options: (i) the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death, over a period certain not to exceed the remaining life expectancy of the designated Beneficiary, where the life expectancy is determined as in (a) above, or (ii) the Beneficiary will receive a lump sum refund of the Purchase Payment as soon as practicable following the Contract Owner’s death, at the Beneficiary’s election.

(3)	If there is no designated Beneficiary, the entire interest will be distributed by the end of the calendar year containing the Contract Owner’s death.

(4)	Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary’s age in the year specified in paragraph (b)(1) or (b)(2) of this section 8 and reduced by 1 for each subsequent year.

(c)	The “interest” in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&A-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

(d)	If the Contract Owner’s sole designated Beneficiary is the surviving spouse, the spouse may elect to treat the Roth IRA as his or her own Roth IRA. This election will be deemed to have been made if such surviving spouse fails to take required distributions as a Beneficiary.

9.	The issuer of the Contract shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

2

10.	This rider will be amended as necessary to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the Contract.

Signed for Massachusetts Mutual Life Insurance Company by:

[ ]	[ ]

[SECRETARY]	[PRESIDENT]

3

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

[1295 State Street

Springfield, MA 01111-0001]

FIXED AND VARIABLE ANNUITY

WITHDRAWAL BENEFIT RIDER

This Rider modifies the Contract to which it is attached. The effective date of this rider is the Rider Effective Date shown on the Contract Schedule. In case of a conflict with any provision in the Contract, the provisions of this Rider will control. The following is hereby added to the Contract:

WITHDRAWAL BENEFIT. This benefit may be used for any Period Certain Annuity. You may upon Written Request, withdraw a portion of the Commuted Value of any remaining Period Certain Annuity Payments, subject to the following conditions:

1.	No withdrawals may be made during the first Contract Year.

2.	A partial or full withdrawal may be made if You have a Period Certain Annuity with no life contingencies. A partial withdrawal may be made if You have a Period Certain with life contingencies.

3.	Withdrawals are subject to the Minimum Partial Withdrawal Amount shown on the Contract Schedule.

4.	We limit the number of partial withdrawals that can be made from a Contract per Contract Year. The current Number of Partial Withdrawals Permitted is shown on the Contract Schedule.

5.	The remaining Period Certain Annuity Payment after a partial withdrawal must be at least as much as the Minimum Allowable Fixed and Variable Annuity Payment shown on the Contract Schedule.

6.	Any request for a withdrawal will be taken proportionately from the Sub-Accounts of the Separate Account that You are invested in as of the date of the withdrawal. If the amount available from the Sub-Accounts is not sufficient to satisfy the entire withdrawal request, then the remaining portion will be withdrawn from the General Account.

7.	Withdrawals are subject to the Surrender Charge described in this Rider.

8.	We will pay the amount of any withdrawal within seven (7) calendar days of the Written Request unless the Suspension or Deferral of Payments Provision is in effect.

COMMUTED VALUE. The Commuted Value of the remaining Period Certain Annuity Payments is calculated using the Commuted Value Formula specified on the Contract Schedule. All Commuted Values will be determined upon Our receipt of a Written Request. Upon receipt of such Written Request, We will provide You with a notice of the amount payable, how the amount was determined and the impact on remaining Annuity Payments, if applicable.

Once a withdrawal is made, the remaining Period Certain Annuity Payments will be reduced proportionally. Withdrawals will not affect Annuity Payments that are to be made after the Period Certain is over, if any.

SURRENDER CHARGE. A Surrender Charge will be assessed against the amount of the Commuted Value withdrawn.

Contract Year of Withdrawal	Surrender Charge % of Commuted Value
1	Withdrawals are not permitted in first year
2	8
3	7
4	6
5	5
6	4
7	3
8	2
9	1
10 and thereafter	0

Signed for Massachusetts Mutual Life Insurance Company by:

[ ]	[ ]

[SECRETARY]	[PRESIDENT]

Exhibit 4.7

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

[1295 State Street

Springfield, MA 01111-0001]

INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider modifies the Contract to which it is attached so that it qualifies as an Individual Retirement Annuity (IRA) under Section 408(b) of the Internal Revenue Code of 1986, as amended (Code) and the Regulations under that Section. In the case of a conflict with any provision in the Contract, the provisions of this rider will control. The effective date of this rider is the date the rider is attached to the Contract. Where appropriate, the word “certificate” shall be substituted for the word “contract”, and the word “endorsement” shall be substituted for the word “rider”. The Contract is modified as follows:

1.	The Contract Owner and the Annuitant shall be the same individual; neither may be changed and there shall be no Joint Contract Owner. Hereafter all references to the Contract Owner shall include the Annuitant.

2.	If a Joint Annuitant is designated under the Contract, that individual is required to also be the sole primary Beneficiary.

3.	If the owner of an Individual Retirement Account or Annuity is deceased and the Contract has been established to continue or commence the beneficial payments, then this is an Inherited IRA. If the Contract is established as an Inherited IRA the beneficial owner is required to be the Annuitant and no Joint Annuitants are permitted.

4.	The interest of the Contract Owner under the Contract shall be nonforfeitable.

5.	The Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Section 408(d)(6) of the Code) to any person other than to the Company.

6.	This Contract is established for the exclusive benefit of the Contract Owner or his or her Beneficiary(ies).

7.	The only contribution permitted under the Contract will be a rollover contribution as permitted by Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16) of the Code and no rollover contributions will be accepted unless they are in cash.

8. (a)	Notwithstanding any provision of the Contract to the contrary, the distribution of the Contract Owner’s interest in the Contract shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under section 9(c)) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) of this section 8 and section 9.

(b)

The entire interest of the Contract Owner will commence to be distributed no later than the first day of April following the calendar year in which the Contract Owner attains age 70 1/2 (the “required beginning date”) or, if the Contract is issued after this date,

1

within one year from issue date of the Contract, over (1) the life of the Contract Owner or the lives of the Contract Owner and his or her designated Beneficiary or (2) a period certain not extending beyond the life expectancy of the Contract Owner or the joint and last survivor expectancy of the Contract Owner and his or her designated Beneficiary. Payments must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Q&A 14 of Section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

(c)	The distribution periods described in paragraph (b) of this section 8 cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations.

(d)	The first required payment must be made within one year of the issue date, but no later than April 1 of the year following the year the Contract Owner attains age 70 1/2 unless the Contract is issued after this date and must be the payment that is required for one payment interval.

9. (a)	If the Contract Owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the Contract option chosen.

(b)	If the Contract Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

(1)	If the Contract Owner’s designated Beneficiary is also the Joint Annuitant under the Contract, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death, over the life or remaining life expectancy of the designated Beneficiary, where the life expectancy is determined using the age of the Beneficiary as of his or her birthday in the year following the year of the Contract Owner’s death.

(2)	If the Contract Owner’s designated Beneficiary is not the Joint Annuitant, the Beneficiary can elect to receive the interest under one of the following two options: (i) the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death, over a period certain not to exceed the remaining life expectancy of the designated Beneficiary, where the life expectancy is determined as in (1) above, or (ii) the Beneficiary will receive a lump sum refund of the Purchase Payment as soon as practicable following the Contract Owner’s death, at the Beneficiary’s election.

(3)	If there is no designated Beneficiary, the entire interest will be distributed by the end of the calendar year containing the Contract Owner’s death.

(4)

Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary’s age in the

2

year specified in paragraph (b)(1) or (b)(2) of this section 9 and reduced by 1 for each subsequent year.

(c)	The “interest” in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&A-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

(d)	For purposes of paragraphs (a) and (b) of this section 9, required distributions are considered to commence on the Contract Owner’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b) of this section 9. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

(e)	If the sole designated Beneficiary is the Contract Owner’s surviving spouse, the spouse may elect to treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse fails to take required distributions as a Beneficiary.

10.	The issuer of the Contract shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

Signed for Massachusetts Mutual Life Insurance Company by:

[ ]	[ ]

[SECRETARY]	[PRESIDENT]

3